Klondex Reports 2017 Production Results and Provides 2018 Guidance;
Announces Postponement of Investor Day

Vancouver, BC - February 1, 2018 - Klondex Mines Ltd. (TSX: KDX; NYSE American: KLDX) (“Klondex” or the “Company”) reported today its preliminary operating results for the fourth quarter and full-year 2017. In addition, the Company reported that its Investor Day, previously scheduled for February 7, 2018, has been postponed as Paul Huet, the President and CEO of the Company, is recovering from pneumonia and is restricted from traveling. An alternate date will be determined in the near future.

2017 Operating Results:

•	Mined 222,233 gold equivalent ounces (“GEOs”)

•	Produced 189,456 GEOs, an increase of 17% from 161,289 GEOs produced during 2016

•	Fire Creek and Midas delivered GEO production in-line with guidance

•	Sold 190,865 GEOs, an increase of 20% from 159,118 GEOs sold during 2016

Total GEOs produced were less than the lower end of the most recent guidance range primarily due to results from Hollister and True North. At Hollister, the Company made the prudent decision to defer the processing of a majority of the mined Hollister ore as it continued to optimize recoveries at the Midas mill for this ore. Stockpiles at the end of 2017 contained approximately 15,000 GEOs from 44,000 tons at a GEO grade of 0.40 opt. Mined ounces at Hollister were in line with expectations. In addition, the expected production results were not achieved at True North as a result of aggressive expectations and operational issues.

Mr. Paul Huet, the Company’s President and CEO commented, “2017 was a year of progress and learning for Klondex. The Company produced more ounces than any year in the Company’s history, 28,000 GEOs or 17% more than last year. Our core operations, Fire Creek and Midas, continue to perform well, as expected. However, we were not successful in delivering on our overall Company plan. Integrating our two recently developed assets, Hollister and True North, simultaneously was more challenging than we thought it would be. The processing of Hollister ore through the Midas mill was delayed during the year as we work to improve ore recoveries, which resulted in production delays and a stockpile accumulation. In addition, we were not able to deliver on our plans at True North and had to make a difficult decision there, placing mining operations on care and maintenance.”

Mr. Huet continued, “Looking forward, we expect that Fire Creek and Midas will continue to deliver consistent results from our operations in Nevada. We also expect significant growth in production at Hollister in 2018. The new modifications to the Midas mill are underway and recoveries for the Hollister ore are now approximately 80%, with additional improvements expected. In addition, the changes we have made at True North will result in improved profitability for the Company and provide optionality as we evaluate the district. Overall, we have learned from the challenges of 2017, and I am confident in our team and the plans we have developed for a successful 2018.”

Fourth Quarter and year to date 2017 Operating Results

	Three months ended December 31, 2017			Twelve months ended December 31, 2017
Consolidated	Nevada Total	Canada Total	Total	Nevada Total	Canada Total	Total
Ore tons mined	95,619	89,706	185,325	356,697	309,343	666,040
Gold equivalent grade mined (opt)(1)	0.48	0.12	0.30	0.53	0.10	0.33
Gold equivalent ounces mined(1)	45,483	10,415	55,893	190,409	31,824	222,233
Ore tons milled	98,714	88,624	187,338	329,948	297,826	627,774
Gold equivalent grade milled (opt)(1)	0.46	0.11	0.30	0.55	0.10	0.33
Gold equivalent ounces produced(1)	38,453	9,169	47,619	161,536	27,919	189,456
Gold equivalent ounces sold(1)	40,686	8,993	49,676	165,016	25,850	190,865
GEO Ratio(1)	76.5	73.8	76.6	73.1	72.7	73.1
(1) Gold equivalent ounces ("GEO") and grades are computed as the applicable gold ounces/grade plus the silver ounces/grade divided by a GEO ratio. GEO ratios are computed by dividing the average realized gold price per ounce by the average realized silver price per ounce received by the Company in the respective period. Preliminary GEO ratios are listed above.

	Three months ended December 31, 2017					Twelve months ended December 31, 2017
Nevada	Fire Creek	Midas	Hollister	Aurora	Nevada Total	Fire Creek	Midas	Hollister	Aurora	Nevada Total
Ore tons mined	28,162	37,454	20,440	9,563	95,619	123,754	156,927	66,453	9,563	356,697
Gold equivalent grade mined (opt)(1)	0.76	0.36	0.44	0.17	0.48	0.90	0.33	0.38	0.17	0.53
Gold equivalent ounces mined(1)	21,292	13,514	9,021	1,652	45,483	111,125	52,116	25,464	1,652	190,409
Ore tons milled	32,522	35,583	21,046	9,563	98,714	134,152	157,363	28,870	9,563	329,948
Gold equivalent grade milled (opt)(1)	0.73	0.34	0.41	0.17	0.46	0.88	0.32	0.37	0.17	0.55
Average gold recovery rate (%)	90.2%	89.7%	70.5%	63.5%	85.6%	91.7%	90.8%	71.0%	63.5%	90.1%
Average silver recovery rate (%)	72.6%	74.3%	53.9%	31.9%	66.3%	82.1%	81.9%	55.5%	31.9%	79.3%
Gold equivalent ounces produced(1)	21,180	10,371	5,914	985	38,453	108,126	45,062	7,371	986	161,536
Gold equivalent ounces sold(1)	25,420	10,512	4,752	—	40,686	112,455	47,298	5,281	—	165,016
GEO Ratio(1)	76.5	76.6	76.5	76.5	76.5	73.5	72.8	76.3	76.3	73.1
(1) Gold equivalent ounces ("GEO") and grades are computed as the applicable gold ounces/grade plus the silver ounces/grade divided by a GEO ratio. GEO ratios are computed by dividing the average realized gold price per ounce by the average realized silver price per ounce received by the Company in the respective period. Preliminary GEO ratios are listed above.

	Three months ended December 31, 2017			Twelve months ended December 31, 2017
Canada	True North Mine	True North Tailings	Canada Total	True North Mine	True North Tailings	Canada Total
Ore tons mined	82,159	7,547	89,706	228,495	80,848	309,343
Gold equivalent grade mined (opt)(1)	0.12	0.04	0.12	0.12	0.04	0.10
Gold equivalent ounces mined(1)	10,120	295	10,415	28,208	3,616	31,824
Ore tons milled	81,077	7,547	88,624	216,978	80,848	297,826
Gold equivalent grade milled (opt)(1)	0.12	0.04	0.11	0.12	0.04	0.10
Average gold recovery rate (%)	92.0%	89.0%	92.0%	93.0%	91.0%	93.0%
Gold equivalent ounces produced(1)	8,906	263	9,169	24,636	3,285	27,919
Gold equivalent ounces sold(1)	8,730	263	8,993	22,606	3,244	25,850
GEO Ratio(1)	73.8	73.8	73.8	72.7	72.7	72.7
(1) Gold equivalent ounces ("GEO") and grades are computed as the applicable gold ounces/grade plus the silver ounces/grade divided by a GEO ratio. GEO ratios are computed by dividing the average realized gold price per ounce by the average realized silver price per ounce received by the Company in the respective period. Preliminary GEO ratios are listed above.

Nevada Operations:
Fire Creek
The Fire Creek mine continues to excel and performed in-line with guidance for the year. For the fourth quarter, 28,162 tons at a grade of 0.76 AuEq opt were mined at Fire Creek. For the year, 123,754 tons at a grade of 0.90 AuEq opt were mined. Fourth quarter and year-to-date (YTD) recovered GEOs were 21,180 and 108,126, respectively. Sold ounces for the same periods were 25,420 and 112,455 GEOs as metal inventories were depleted during the year.
Midas
The Midas mine also performed in-line with guidance for the year. For the quarter, 37,454 tons at a grade of 0.36 AuEq opt were mined at Midas. For the year, 156,927 tons at a grade of 0.33 AuEq opt were mined. Fourth quarter and YTD recovered GEOs were 10,371 and 45,062, respectively. Sold ounces for the same periods were 10,512 and 47,298 GEOs as metal inventories depleted throughout the year.
Hollister
The Hollister mine had its best quarter of mining in the fourth quarter, mining over 9,000 GEOs, as the majority of the underground rehab was completed in the third quarter and development was advanced providing additional access to the Gloria vein. For the quarter, Hollister mined 20,440 tons at a grade of 0.44 AuEq opt. For the year, Hollister mined 66,453 tons at a grade of 0.38 AuEq opt. Fourth quarter and YTD recovered GEOs were 5,914 and 7,371, respectively. Sold ounces for the same periods were 4,752 and 5,281 GEOs. Stockpiles at the end of 2017 contained approximately 15,000 GEOs from 44,000 tons at a GEO grade of 0.40 opt.
As previously reported, metallurgical test work is being performed to identify processing improvements to increase the gold and silver recoveries of the Hollister ore processed through the Midas mill. The recent mill modification, eliminating all cyanide in the grinding circuit, planned for the fourth quarter was not finished until the first week of January 2018. As a result, the decision was made to stockpile the Hollister ore during the fourth quarter in order to limit the risk of lower mill recoveries and less revenue. In 2018, the Company has already milled approximately 15,000 tons of Hollister ore at estimated gold and silver grades of 0.48 and 3.20 opt, respectively. Gold and silver recoveries for that material are estimated at approximately 80% and 65%, respectively. Ongoing metallurgical test work supports that gold recoveries of 85-90% can be achieved with additional modifications to the Midas mill circuit, including increasing leach time and finer grinding. Design and engineering of these modifications are being evaluated.

Canada Operations:
The True North mine in Manitoba, Canada produced 9,169 and 27,919 GEOs for the fourth quarter and full year, respectively, approximately 7,000 GEOs short of the low end of the revised guidance for the year. This shortfall was due to mining lower than forecasted grades from the True North and Cohiba mines. The lower mined grades are attributed to three issues:

1.	Delays in waste development postponed mining planned stopes in the 711/713 areas of the True North mine;

2.	Excessive dilution from a hanging wall failure at True North, resulting in additional tons with no grade;

3.	Negative model grade reconciliation at the Cohiba mine.
For the quarter, True North mined 82,159 tons at a grade of 0.12 AuEq opt. For the year, True North mined 228,495 tons at a grade of 0.12 AuEq opt. Total fourth quarter and YTD recovered GEOs from the mine were 8,906 and 24,636, respectively. Total sold ounces for the same periods were 8,730 and 22,606 GEOs.
Tailings milled during the quarter totaled 7,547 tons at a grade of 0.04 Au opt. For the year, True North milled 80,848 tons from tailings at an average gold grade of 0.04 Au opt. Recovered gold ounces from tailings for the fourth quarter and YTD were 263 and 3,285 respectively.
As previously announced, following an extensive review of the operational performance at True North, the Company decided to place the mine under care and maintenance to review strategic options and to provide optionality at higher metal prices. This decision was largely based on the site’s inability to achieve planned operating and cash flow targets in 2017 and to refocus Company resources on Nevada assets. The Company will continue to process tailings through the mill for the foreseeable future in order to maximize cash flow and offset expected care and maintenance costs.

2018 Guidance:
Below is a table summarizing Company guidance for 2018.

	Gold Equivalent Ounces Produced(1)		Production Cash Costs per Gold Equivalent Ounce Sold(1)		Capital Expenditures (thousands)
2018 Full - Year Outlook	Low	High	Low	High	Low	High
Midas	35,000	40,000	$850	$900	$4,000	$5,000
Midas Mill	—	—	—	—	16,000	18,000
Fire Creek	100,000	105,000	450	500	23,000	25,000
Hollister	37,000	40,000	920	970	5,000	7,000
Aurora	4,000	5,000	550	600	200	500
Nevada Total	176,000	190,000	645	695	48,200	55,500
True North(2)	10,000	12,000	1,130	1,180	—	—
	186,000	202,000	$675	$725	$48,200	$55,500

	Low	High
Corporate general and administrative(1) (thousands)	$18,000	$19,000
All-in sustaining costs per gold ounce sold(1)	$940	$990
Exploration (thousands)	$10,000	$12,000
(1) Includes share based compensation of approximately $4 million, a non-cash item.
(2) This is a non-GAAP measure; refer to the Non-GAAP Performance Measures section of this Press Release for additional detail.
The Company expects to produce between 186,000 and 202,000 total GEOs during 2018 at an expected cash cost of $675 to $725 per GEO sold. Total production will not be equally distributed by quarter during the year as higher levels of production are expected during the second and third quarters due to the processing of tailings. It is anticipated that production could vary 5,000 to 10,000 ounces between the highest and lowest producing quarters. Production from the Fire Creek and Midas mines are expected to be in-line with 2017. Hollister mine production is expected to ramp up during the year as the benefit of processing the stock pile from 2017 is realized. In addition, Klondex has begun processing historical Hollister tailings at the Aurora mill and expects to realize incremental production from that operation during 2018. Production from the True North mine in Canada will decrease as mining operations will be suspended and most of the GEOs produced will come from the processing of tailings. Total All-in Sustaining Costs (AISC) are projected to be between $940 and $990 per gold ounce sold for 2018.
The Company anticipates its 2018 capital expenditures (“CapEx”) to be between $48 and $56 million, including $16 to $18 million of capital to be spent on the expansion of the tailings facility at the Midas mill. Total CapEx guidance consists of $36 to $42 million of sustaining and $12 to $14 million of non-sustaining capital. The majority of the capital is expected to be spent at Fire Creek as the Company continues underground expansion in the form of primary access development. Total exploration expense is planned to be $10 to $12 million in 2018.

Webcast and Conference Call
Klondex will report its 2017 financial results after the United States and Canada financial markets close on Wednesday, March 14, 2018. The Company will conduct a conference call and webcast the following morning at 7:30am PST/10:30am EST.

Dial-In Numbers:	United States and Canada Toll Free: +1 800-319-4610
Toronto: +1 416-915-3239
International: +1 604-638-5340
Conference call participants should dial in 5 to 10 minutes prior to the scheduled start time and ask to join the Klondex call. A simultaneous webcast and presentation to accompany the conference call will be available through the Investor Relations section of the Company’s website or by accessing: http://services.choruscall.ca/links/klondex20180315.html.

About Klondex Mines Ltd. (www.klondexmines.com)
Klondex is a junior-tier gold and silver mining company focused on exploration, development, and production in a safe, environmentally responsible, and cost-effective manner. The Company has 100% interests in four producing mineral properties: the Fire Creek mine, the Midas mine and ore milling facility, the Hollister mine, all of which are located in the state of Nevada, USA, and the True North mine and mill in Manitoba, Canada. The Company also has a 100% interest in the Aurora mine and ore milling facility, also located in Nevada, USA.

Contact:
Mike Beckstead
Director, Investor Relations
O: 775-284-5757
M: 406-290-4165
mbeckstead@klondexmines.com

Cautionary Note Regarding Forward-looking Information
This news release contains certain information that may constitute forward-looking information or forward-looking statements under applicable Canadian and United States securities legislation (collectively, “forward-looking information”), including but not limited to the potential benefits from placing True North under care and maintenance, expected gold recoveries, the Company’s achievement of the full-year projections for ounce production and production costs, the pace of production during the year, the Company’s ability to meet annual operations estimates, and the Company’s capital addition expenditures. This forward-looking information entails various risks and uncertainties that are based on current expectations, and actual results may differ materially from those contained in such information. These uncertainties and risks include, but are not limited to, the strength of the global economy; the price of gold; operational, funding and liquidity risks; the degree to which mineral resource estimates are reflective of actual mineral resources; the degree to which mineral reserve estimates are reflective of actual mineral reserves; the degree to which factors which would make a mineral deposit commercially viable are present; the risks and hazards associated with underground operations; and the ability of Klondex to fund its substantial capital requirements and operations. Risks and uncertainties about the Company’s business are more fully discussed in the Company’s disclosure materials filed with the securities regulatory authorities in Canada and United States available at www.sedar.com and www.sec.gov, respectively. Readers are urged to read these materials. Klondex assumes no obligation to update any forward-looking information or to update the reasons why actual results could differ from such information unless required by law.
Non-GAAP Performance Measures
We have included the non-GAAP measures “Production cash costs per gold equivalent ounce sold” and “All-in sustaining costs per gold ounce sold “in this press release (together, the “Non-GAAP Measures”). These Non-GAAP Measures are used internally to assess our operating and economic performance and to provide key performance information to management. We believe that these Non-GAAP Measures, in addition to conventional measures prepared in accordance with GAAP, provide investors with an improved ability to evaluate our performance and ability to generate cash flows required to fund our business. These Non-GAAP Measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. These Non-GAAP Measures do not have any standardized meaning prescribed under GAAP, and therefore may not be comparable to or consistent with measures used by other issuers or with amounts presented in our financial statements.
Our primary business is gold production and our future development and current operations primarily focus on maximizing returns from such gold production. As a result, our Non-GAAP Measures are calculated and disclosed on a per gold ounce basis.

Production Cash Costs per Gold Equivalent Ounce Sold
Production Cash Costs per Gold Equivalent Ounce Sold presents our cash costs associated with the production of gold equivalent ounces and, as such, non-cash depreciation and depletion charges are excluded. Production cash costs per gold equivalent ounce sold is calculated on a per gold equivalent ounce sold basis, and includes all direct and indirect operating costs related to the physical activities of producing gold, including mining, processing, third-party refining expenses, on-site administrative and support costs, and royalties (State of Nevada net proceeds and other such taxes are excluded). Gold equivalent ounces are computed as the number of silver ounces required to generate the revenue derived from the sale of one gold ounce, using average realized selling prices.
All-in sustaining costs per gold ounce Sold
All-in sustaining cost ("AISC") amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP.
Our calculation of AISC per gold ounce sold is consistent with the June 2013 guidance released by the World Gold Council, a non-regulatory, non-profit market development organization for the gold industry. AISC per gold ounce sold reflects the varying costs of producing gold over the life-cycle of a mine or project, including costs required to discover and develop new sources of production; therefore, capital amounts related to expansion and growth projects are included.
AISC per gold ounce includes all: (1) direct and indirect operating cash costs related to the physical activities of producing gold, including mining, processing, third-party refining expenses, on-site administrative and support costs, royalties, and cash portions of net realizable value write-downs on production-related inventories (2) general and administrative expenses, (3) asset retirement and accretion expenses, and (4) sustaining capital expenditures, the total of which is reduced for revenues earned from silver sales. Certain cash expenditures, including State of Nevada net proceeds and other related taxes, federal tax payments, and financing costs are excluded.
Klondex has not reconciled forward-looking full year non-GAAP performance measures contained in this news release to their most directly comparable GAAP measures, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K. Such reconciliations would require unreasonable efforts at this time to estimate and quantify with a reasonable degree of certainty various necessary GAAP components, including for example those related to future production costs, realized sales prices and the timing of such sales, timing and amounts of capital expenditures, metal recoveries, and corporate general and administrative amounts and timing, or others that may arise during the year. These components and other factors could materially impact the amount of the future directly comparable GAAP measures, which may differ significantly from their non-GAAP counterparts.